Exhibit 99 (a)

NASD: BOKF

For Further Information Contact:
Steven Nell
Chief Financial Officer
(918) 588-6000

Jesse Boudiette
Vice President
Corporate Communications Manager
BOK Financial Corp.
(918) 588-6532

                       2007 Earnings Grow at BOK Financial
                      Charges Reduce Fourth Quarter Results

TULSA, Okla. (Tuesday, January 29, 2008) - BOK Financial Corporation reported its 17th consecutive year of record earnings for 2007. Net income totaled $217.7 million or $3.22 per diluted share for 2007 compared with $213.0 million or $3.16 per diluted share for 2006. Net income totaled $51.2 million or $0.76 per diluted share for the fourth quarter of 2007 compared with $50.6 million or $0.75 per diluted share for the fourth quarter of 2006. Diluted earnings per share for both the fourth quarter and full year 2007 were reduced $0.11 by charges recognized for the impairment of certain securities and for the Company's share of its contingent liabilities to support Visa's antitrust litigation costs.

Highlights of the fourth quarter of 2007 included:

     o Average outstanding loans and deposits increased 14% and 10%, respectively over the fourth quarter of 2006. Period-end annualized loan and deposit growth rates were 9% and 15%, respectively since the end of the third quarter of 2007.

     o Net interest revenue increased 14% over the fourth quarter of 2006 and 5% annualized over the third quarter of 2007. Net interest margin was 3.22% for the fourth quarter of 2007, down 3 basis points from the fourth quarter of 2006 and down 5 basis points from the third quarter of 2007.

     o Non-performing assets totaled $104 million or 0.87% of outstanding loans at December 31, 2007, up from $66 million or 0.57% of outstanding loans at September 30, 2007.

     o The provision for credit losses was $13.2 million for the fourth quarter of 2007, up from $7.2 million for the third quarter of 2007 and $6.0 million for the fourth quarter of 2006.

     o Fees and commissions revenue increased 20% over the fourth quarter of 2006 and 12% annualized over the third quarter of 2007. All major categories were up over the same period last year.

     o Changes in the fair value of mortgage servicing rights, net of economic hedges reduced net income by $1.3 million or $0.02 per diluted share for the fourth quarter of 2007, but had little effect on the fourth quarter of 2006 or the third quarter of 2007.

     o Operating expenses, excluding changes in the fair value of mortgage servicing rights, were up 15% over the fourth quarter of 2006. Personnel costs were up 8%.

"We are pleased to report an increase in earnings over the previous year. While the earnings growth rate is lower than we are accustomed to historically, it remains favorable when compared to the overall banking industry," said President and CEO Stan Lybarger. "Our high percentage of fee revenues, diversity within our loan portfolios and overall sound credit quality has and should continue to serve us well during this very challenging banking environment."

Impairment and Contingent Liability Charges

During the fourth quarter of 2007, the Company recognized an $8.6 million pre-tax reduction in the fair value of its holdings of variable rate perpetual preferred stock issued by six major banks and brokerage houses. These issuers remain rated investment grade by the major rating agencies and all scheduled dividend payments on these preferred stocks have been made. However, based on widening credit spreads, the duration and severity of the reduction in fair value and the market's negative outlook on the sector for 2008, it was management's judgment that recovery of fair value to at least the cost basis of the securities was not expected in the near term. The carrying value of preferred stocks which equals their December 31, 2007 fair value was $32.8 million.

The Company also accrued $2.8 million in the fourth quarter of 2007 for its various obligations as a member of Visa. On November 7, 2007 Visa announced that it had reached a settlement with American Express related to an antitrust lawsuit and in a subsequent filing with the Securities and Exchange Commission, Visa disclosed that it had recognized a contingent liability for a similar lawsuit with Discover. In addition, Visa is a party to other litigation matters that could affect BOK Financial. As a member, BOK Financial is obligated for its proportionate share of losses incurred by Visa. Visa intends that payments related to these litigation matters will be funded by an escrow account to be established with a portion of the proceeds from its initial public offering which is currently planned for 2008. The Company anticipates that its proportionate share of the proceeds of Visa's initial public offering will exceed the contingent liabilities related to Visa litigation based on information available at this time.

Net Interest Revenue

Net interest revenue totaled $141.3 million for the fourth quarter of 2007, up $17.0 million or 14% over the fourth quarter of 2006 and $1.8 million or 5% annualized over the third quarter of 2007. Average earning assets increased $2.4 billion or 15% over the fourth quarter of 2006, including a $1.4 billion increase in average outstanding loans and a $897 million increase in average securities. Growth in the securities portfolio generally consisted of highly-rated, fixed-rate mortgage-backed securities. These securities supplement the Company's earnings and help manage the balance sheet to a position that is essentially neutral to changes in interest rates. The expected duration of the securities portfolio is approximately 2.0 years based on a range of interest rates and prepayment assumptions. These securities provide positive earnings over their funding sources. However, because the yield on these securities is less than loan yields, growth in the securities portfolio tends to reduce the Company's net interest margin. This is a primary driver of the modest decline in the net interest margin from both the fourth quarter of 2006 and third quarter of 2007.

Average deposits were up $1.2 billion or 10% over the fourth quarter of 2006. Average interest-bearing transaction accounts grew $1.2 billion or 22% and average time deposits grew $127 million or 3% compared with the fourth quarter of 2006. Average demand deposits decreased $188 million or 13%. In addition to deposit growth, average earning assets were funded by a $1.0 billion or 29% increase in average federal funds purchased and other borrowed funds.

Net interest margin was 3.22% for the fourth quarter of 2007 compared with 3.25% for the fourth quarter of 2006 and 3.27% for the third quarter of 2007. Yields on average earning assets decreased 23 basis points to 6.70% and the cost of interest-bearing liabilities decreased 29 basis points to 3.81% compared with the fourth quarter of 2006. Yields on average earning assets and the cost of interest-bearing liabilities decreased 29 basis points and 27 basis points, respectively, compared with the third quarter of 2007. Loan yields decreased 38 basis points to 7.50%. Competition for funds limited the decrease in the cost of interest-bearing deposits to 22 basis points. Competition for deposits remains intense in all our markets and may impact our ability to continue to move deposit rates down as the Federal Reserve continues to ease rates. The benefit to the net interest margin from earning assets funded by non-interest bearing liabilities was 33 basis points in the fourth quarter of 2007 compared with 42 basis points in the fourth quarter of 2006 and 36 basis points in the preceding quarter.

Loans and Deposits

Outstanding loans totaled $12.0 billion at December 31, 2007, up $266 million or 9% annualized since September 30, 2007. The outstanding balance of commercial loans increased $227 million or 14% annualized while the outstanding balance of commercial real estate loans decreased $35 million or 5% compared with the preceding quarter's end.

Energy loans grew $102 million or 22% annualized since September 30, 2007. Commercial loans to the services, wholesale/retail and healthcare sectors of the loan portfolio increased $46 million, $41 million and $35 million, respectively. Growth in the outstanding balance of commercial loans was partially offset by reductions in the manufacturing and agriculture sectors. Commercial real estate loans secured by residential properties and land grew $29 million or 12% annualized during the fourth quarter. Loans secured by multifamily residential properties and other commercial real estate, primarily office and industrial properties, decreased $63 million. The Company is seeing fewer high-quality credit opportunities to replace maturing commercial real estate loans.

Commercial loans in the Kansas City market where we established our formal full-service banking operations just over a year ago were up $53 million in the fourth quarter of 2007 and $59 million since the beginning of 2007. Outstanding commercial loan balances were up $106 million or 14% annualized in Oklahoma, $44 million or 9% annualized in Texas, and $27 million or 24% annualized in New Mexico. Commercial real estate loans decreased $68 million or 30% annualized in Texas and $32 million or 36% annualized in Arizona and increased $32 million or 15% in Oklahoma.

Consumer loans were up $37 million or 17% annualized during the fourth quarter of 2007. Indirect auto loans, which totaled $625 million at December 31, 2007, increased $33 million or 22% annualized in the Arkansas, Oklahoma and Texas markets. Growth in indirect auto loans continues to focus on high-quality credits. Near-prime borrowers represent approximately 7% of the total indirect auto loan portfolio.

Total deposits increased $476 million during the fourth quarter of 2007. Interest-bearing transaction accounts increased $608 million and time deposits decreased $490 million. The shift in funds from time deposits to interest-bearing transaction accounts reflects changes in interest rates during the fourth quarter. Although rates offered on both deposit types decreased, the reduction in rates offered on longer-term time deposits was greater than the reduction in rates offered on interest-bearing transaction accounts. Demand deposit accounts totaled $1.9 billion at December 31, 2007, up $366 million over September 30. Average demand deposits for the fourth quarter of 2007 totaled $1.3 billion, down $6.9 million from the average for the third quarter of 2007.

Credit Quality

Non-performing assets totaled $104 million or 0.87% of outstanding loans and repossessed assets at December 31, 2007 compared with $66 million or 0.57% at September 30, 2007 and $44 million or 0.42% at December 31, 2006. Non-performing assets included $11 million of non-performing assets acquired with First United Bank in the second quarter of 2007. The Company will be reimbursed by the sellers up to $8 million for losses incurred on any acquired loans during a three-year period after the acquisition date. Non-performing assets also included residential mortgage loans guaranteed by agencies of the U.S. government. The outstanding principal balances of these guaranteed loans were $7.6 million at December 31, 2007, $7.1 million at September 30, 2007 and $5.7 million at December 31, 2006. Non-performing commercial loans totaled $43 million and were primarily distributed among our various markets, $29 million in Oklahoma, $5 million in New Mexico, $4 million in Texas and $3 million in Colorado. Non-performing commercial real estate loans totaled $25 million and were primarily distributed among our various markets, $9 million in Arizona, $6 million in Colorado, $5 million in Oklahoma and $5 million in New Mexico. All non-accruing commercial and commercial real estate loans are secured and individually are less than $10 million.

Loans first classified as non-performing in the fourth quarter of 2007 totaled $43 million, including $3.8 million of loans subject to the First United Bank seller's escrow. Non-performing commercial loans increased $25 million primarily in the Oklahoma and Colorado markets. Non-performing commercial real estate loans increased $15 million primarily in the Arizona and New Mexico markets.

"Our non-performing assets and charge-offs are returning to more normal levels after being at historic lows for almost three years," said Chief Financial Officer Steven Nell. "We increased our reserves for credit losses in recognition of the current environment. While our asset quality will be impacted in the near-term by the broader economic health of our markets, we should benefit from a balanced and diverse loan portfolio. Our commercial real estate exposure has remained controlled at less than 25% of total loans for many years. "

The combined allowance for loan losses and off-balance sheet credit losses totaled $148 million or 1.24% of outstanding loans and 175% of non-accruing loans at December 31, 2007. The allowance for loan losses was $127 million and the reserve for off-balance sheet credit losses was $21 million. At September 30, 2007, the combined allowance for loan losses and off-balance sheet credit losses totaled $142 million or 1.21% of outstanding loans and 317% of non-accruing loans. The allowance for loan losses was $122 million and the reserve for off-balance sheet credit losses was $20 million.

The provision for credit losses totaled $13.2 million or $5.9 million more than net loans charged-off for the fourth quarter of 2007. For the full year 2007, the provision for credit losses totaled $34.7 million or $13.6 million more than net loans charged-off. During the fourth quarter and full year, 2006 the provision for credit losses exceeded net loans charged-off by $3.2 million and $5.9 million, respectively.

Fees and Commission Revenue

Fees and commission revenue increased $18.5 million or 20% compared with the fourth quarter of 2006. Brokerage and trading revenue was up $6.0 million or 42% for the fourth quarter due largely to securities trading gains and completion of investment banking transactions. Deposit service charges and fees increased $4.2 million or 16% due to growth in overdraft fees and commercial account activity charges. Transaction card revenue increased $3.3 million or 16% compared to 2006 due to ATM fees and debit card processing volumes. Trust revenue increased $1.9 million or 10% due largely to a 15% increase in the fair value of trust assets.

Mortgage Servicing Rights

BOK Financial recognized a net loss of $2.1 million from changes in the fair value of mortgage servicing rights and related hedges during the fourth quarter of 2007, compared with a $229 thousand net loss from changes in the fair value of mortgage servicing rights in the fourth quarter of 2006. The fair value of mortgage servicing rights decreased $3.3 million during the fourth quarter of 2007. Prepayment speeds, default rates and servicing costs remain low. However, volatility in the market has increased returns expected by purchasers of mortgage servicing rights and decreased the fair value of our servicing rights. The fair value of securities held as an economic hedge of our servicing rights increased $1.3 million during the fourth quarter.

Operating Expenses

Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $154.4 million, up $20.2 million or 15% over the fourth quarter of 2006.

Personnel expense totaled $84.5 million for fourth quarter of 2007, a $6.5 million or 8% increase over the same period of 2006. Acquisitions of Worth National Bank and First United Bank in June 2007 increased fourth quarter's personnel expense by $3.1 million. Excluding acquisitions, personnel expense increased $3.3 million or 4% over the fourth quarter of 2006.

Non-personnel operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $69.9 million for the fourth quarter of 2007 compared with $56.2 million for the fourth quarter of 2006. Contingent obligations to Visa increased fourth quarter operating expenses by $2.8 million. The June 2007 acquisitions of Worth National Bank and First United Bank increased fourth quarter's non-personnel operating expenses by $2.9 million.

Capital Management and Liquidity

The Company's tangible capital ratio was 7.65% at December 31, 2007, up from 7.64% at September 30, 2007. The Company's tangible capital levels have consistently been among the top quartile of the largest US banks. During 2007, the Company paid $17.4 million to repurchase 339,282 common shares, including $1.8 million paid to repurchase 33,583 common shares in the fourth quarter of 2007. Cash dividends paid during 2007 totaled $0.75 per common share. During 2007, the Company added $250 million of 10-year subordinated debt at Bank of Oklahoma to support future growth. In addition, during the fourth quarter of 2007, BOK Financial increased its borrowing lines from various commercial banks from $100 million to $188 million to enhance its ability to fund future growth.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.


This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.